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                                                                    EXHIBIT 99.1

NEWS                                RE:
BULLETIN                                             DIGITAL LIGHTWAVE, INC.
                                                     601 Cleveland St.
                                                     Fifth Floor
                                                     Clearwater, Florida  33755

                                                     NASDAQ: DIGL
FROM:
FRB
--------------------------------------------------------------------------------

The Financial Relations Board, Inc.
FOR FURTHER INFORMATION:

AT THE COMPANY:                                AT FRB:
Steven Grant    William Rooney                 Tad Gage          Jordan Darrow
CFO             Corporate Communications Dir.  General Info.     Analyst Contact
813.442.6677    813.442.6677                   312.640.6745      212.661.8030
                ir@lightwave.com               tjg@chi.frbd.com  jmd@ny.frbd.com


FOR IMMEDIATE RELEASE
TUESDAY, MARCH 31, 1998



                    DIGITAL LIGHTWAVE ANNOUNCES 1997 RESULTS
            COMPANY ANNOUNCES PRELIMINARY FIRST QUARTER 1998 REVENUES


CLEARWATER, FL, MARCH 31, 1998 -- Digital Lightwave, Inc. (Nasdaq: DIGL), a supplier of Lightwave Management solutions for advanced, high-speed telecommunications networks, announced its audited 1997 results. For the year ended December 31, 1997, sales were $9.1 million, compared with $6.0 million in 1996. Fourth quarter 1997 sales were $3.7 million, compared with $3.0 million in the fourth quarter of 1996.

For 1997, the company will report a net loss of $6.7 million, or $0.25 per share, compared with a net loss of $2.1 million in 1996, or $0.10 per share, and a fourth quarter 1997 net loss of $2.2 million, or $0.08 per share, compared with a net profit of $212,000 in fourth quarter 1996, or $0.01 per share. Due to the extensive nature of the company's recently completed audit, the company has elected to extend the SEC filing date of its Annual Report on Form 10-K to on or before April 15, 1998. Concurrent with the company's Form 10-K filing, the company also intends to file its revised Form 10-Qs for the periods ended June 30, 1997 and September 30, 1997, and its proxy statement.

Digital Lightwave also announced that it anticipates reporting sales of approximately $5.3 million in the first quarter of 1998, compared with $1.5 million in sales recorded in the first quarter of 1997. The first quarter 1998 sales estimate includes $1.2 million of product ordered in 1997, which was previously included in the company's year-end 1997 revenue estimate of $10.3 million, announced on January 22, 1998.


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DIGITAL LIGHTWAVE, INC.
ADD ONE


Steven H. Grant, executive vice president of finance and chief financial officer commented: "We are pleased with the anticipated revenues from the sales of our ASA 312 Network Information Computers in the first quarter of 1998. We have adopted what we believe are the appropriate conservative policies for revenue recognition and I am extremely comfortable with the quality and integrity of our reported revenues and estimates for first quarter 1998."

Digital Lightwave previously announced that it would take a one-time charge of approximately $1 million in the first quarter of 1998 related to management reorganization and staff reduction in the company and anticipates a net loss for the quarter. The company expects to report its final first quarter 1998 results within 30 to 45 days.

"As 1997 came to a close, and throughout the first quarter of 1998, customer demand for our portable ASA 312 Network Information Computers has been encouraging," said Dr. Bryan J. Zwan, chairman and CEO. "I believe that our strong base of active sales and growing list of customers confirm the value of our technology, and represent a solid foundation for our planned introduction of other Lightwave Management products.

"The ASA 312, which is used for installation, maintenance and monitoring of SONET, ATM and T-Carrier networks and transmission equipment, has continued to receive a very positive acceptance from many of the leaders in the telecommunications industry, including WorldCom, AT&T, Qwest, Tellabs, and Cisco."

OUTLOOK FOR 1998

Zwan stated: "Following our restructuring and management reorganization announced in February, we entered 1998 with a renewed commitment to maximize the potential of our technology, which is incorporated in our first product, the ASA 312 Network Information Computer. Positive customer feedback has shaped our enhancements of the ASA 312 and has driven our efforts to develop our next generation product line, Remote Access Agents."

Remote Access Agents (RAAs) offer much of the functionality of the company's Network Information Computer, but in the form of a permanently installed, unattended, software-controlled system. With RAAs embedded in a network, users can remotely monitor and test network quality and performance, in real time, to help them anticipate problems and deliver better network service.

Zwan added that, in 1998, the company plans to accelerate marketing efforts for the ASA 312, and begin selling an OC-48 protocol testing option. He also said Digital Lightwave is developing a new version of its Network Information Computer, called the ASA 1648, designed for the international market.

Digital Lightwave serves the growing lightwave communications market--high-speed telecommunications networks based on fiber optic technology--with products that provide intelligent termination, integration and switching of lightwave communications. The company's


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DIGITAL LIGHTWAVE, INC.
ADD TWO


products include portable Network Information Computers for field installation, maintenance and monitoring of SONET, ATM and T-Carrier networks and transmission equipment, and Remote Access Agents for unattended, software-controlled passive monitoring and active stress testing to remotely identify network segment and channel degradation, and to provide a real-time management information base for Wide Area Networks.

Digital Lightwave's customers include companies serving the telecommunications and networking industries. The company is headquartered in Clearwater, Florida, and can be located on the Internet at http://www.lightwave.com

Statements in this release concerning Digital Lightwave, Inc. future operating results and future product availability, are forward looking statements that involve a number of uncertainties and risks. Facts that could cause actual events or results to differ materially include the following: initial and ongoing market acceptance of the company's new or enhanced products, customer and industry analyst perception of the company and its technology, unanticipated delays in scheduled product availability dates of the OC-48 protocol testing option for the ASA 312, Remote Access Agents, the ASA 1648, and other products (which could result from various occurrences including development or testing difficulties, software errors, timely availability of technical components and project management problems), rapid technological changes, competitive factors, interoperability of the company's products with network element manufacturers, shifts in customer demand, possible disruptive effects of recent organizational and personnel changes, sales productivity, general business conditions and market growth rates in the network performance monitoring equipment market, and other factors described in the company's public filings with the SEC, including its filings on Form 10-K.

The ASA 312 is a registered trademark of Digital Lightwave, Inc. in the United States and/or in other countries. Digital Lightwave, Lightwave Management, Network Information Computer, and Remote Access Agent are trademarks of Digital Lightwave, Inc. for which application has been made.



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